EXHIBIT 10.1

SUMMARY OF ZONES, INC EXECUTIVE VICE PRESIDENT BONUS PROGRAM

The bonus program of Zones, Inc. (the “Company”) rewards achievement for financial and individual performance.

Under the executive vice president bonus program, P. Sean Hobday, the executive vice president sales, Thomas Ducatelli, the executive vice president business development, and Christina Corley, president and chief operating officer, have assigned target bonus levels expressed as a ratio of fiscal year end annual salary. Messrs. Hobday and Ducatelli, and Ms. Corley may earn a bonus up to six and three quarters times, two times, and eleven and one third times their annual salary, respectively, if they exceed targeted gross profit and operating income, including the accrual for incentive programs. Two components comprise the fundamental design of the bonus program:

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Financial Performance of the Company: Participating executive officers are eligible to receive quarterly bonuses based on their divisional and/or Company quarterly gross profit and operating income metrics.

•	Individual Performance: Participating executive officers may receive bonuses at the discretion of the Board based on individual performance.

The Board retained the right to change its bonus programs at any time. The Board’s approval of the terms of the bonus program is not deemed to create an enforceable agreement between the Company and any executive officer. No rights to any awards exist unless and until the Board authorizes payment of such award under the bonus program.